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 FORM 5                                                                                                          OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number   3235-0362
    subject to Section 16. Form                                                                          Expires: September 30,1998
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response.....1.0
[ ] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions Reported        and Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
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1. Name and Address of Reporting Person |  2. Issuer Name and Ticker or Trading Symbol    |   6. Relationship of Reporting Person
                                        |                                                 |      to Issuer (Check all applicable)
  Hanson, Ronald F.                     |Zaxis International, Inc. OTC,BB:ZAXS            |     __X__ Director  _____ 10% Owner
------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       | 4. Statement for       |     _____ Other (specify below)
                                        |    Security Number     |    Month/Year          |         ________________________
                                        |    of Reporting        |  12/31/00              |-----------------------------------------
 815 Superior Ave, #1225                |    Person (Voluntary)  |------------------------|  7. Individual or Joint/Group Reporting
----------------------------------------|                        | 5. If Amendment, Date  |         (check applicable line)
              (Street)                  |                        |of Original (Month/Year)|  _X_ Form filed by One Reporting Person
                                        |                        |                        |  ___ Form filed by more than one
Cleveland, OH   44114                   |                        |                        |      Reporting Person
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(City)          (State)          (Zip)  |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | -----------------------------------------| of Issuer's | (D) or  | ficial
                                       |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          | 127,377     |  D      |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          | 105,799     |  I      |Self
                                       |               |               |        |      |          |             |         |Trustee
                                       |               |               |        |      |          |             |         |for RFH
                                       |               |               |        |      |          |             |         |Retire-
                                       |               |               |        |      |          |             |         |ment Plan
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |  10,000     |  I      |Spouse
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |   2,500     |  I      |HMM Part-
                                       |               |               |        |      |          |             |         |nership
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |   1,200     |  I      |McCormick
                                       |               |               |        |      |          |             |         |Ranch
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |   2,500     |  I      |New
                                       |               |               |        |      |          |             |         |Horizons
                                       |               |               |        |      |          |             |         |Partner-
                                       |               |               |        |      |          |             |         |ship
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |   4,000     |  I      |North
                                       |               |               |        |      |          |             |         |Coast
                                       |               |               |        |      |          |             |         |Invest-
                                       |               |               |        |      |          |             |         |ment
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          |   1,000     |  I      |Pacific
                                       |               |               |        |      |          |             |         |L.A.
                                       |               |               |        |      |          |             |         |Partner-
                                       |               |               |        |      |          |             |         |ship
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
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* If the form is filed by more than one reporting person, see instruction 4(b)(v)                                            (Over)
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FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |     Year)     |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |               |--------------| cisable | Date   |        | Shares
                               |              |               |               | (A)  |  (D)  |         |        |        |
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Z-4 Warrants                   |   2.50       |               |       |       |      |       |12-31-01 |12-31-01| Common | 20,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Z-4 Warrants                   |   2.50       |               |       |       |      |       |12-31-01 |12-31-01| Common |  2,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Z-5 Warrants                   |   3.50       |               |       |       |      |       |12-31-02 |12-31-02| Common | 20,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Z-5 Warrants                   |   3.50       |               |       |       |      |       |12-31-02 |12-31-02| Common |  2,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Z-6 Warrants                   |   5.00       |               |       |       |      |       |12-31-04 |12-31-04| Common | 20,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Z-6 Warrants                   |   5.00       |               |       |       |      |       |12-31-04 |12-31-04| Common |  2,500
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
A-1 Warrants                   |   1.00       |               |       |       |      |       |12-22-00 |12-21-05| Common | 33,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
A-1 Warrants                   |    .45       |               |       |       |      |       |11-27-00 | 5-7-01 | Common | 33,333
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Convertible Note               |    .65       |               |       |       |      |       | 9-29-01 | 9-29-01| Common | 15,384
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
NO Stock Option                |   1.375      |               |       |       |      |       | 4-8-01  |10-8-05 | Common |  4,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
No Stock Option                |    .60       |               |       |       |      |       | 4-9-01  |10-8-05 | Common | 10,000
                               |              |               |       |       |      |       |         |        | Stock  |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
 2.50         |  20,500        |      D            |               |
--------------|----------------|-------------------|---------------|
 2.50         |   2,500        |      I            |Self-Trustee,  |
              |                |                   |RFH Retirement |
              |                |                   |Plan           |
--------------|----------------|-------------------|---------------|
 3.50         |  20,500        |      D            |               |
--------------|----------------|-------------------|---------------|
 3.50         |   2,500        |      I            |Self-Trustee,  |
              |                |                   |RFH Retirement |
              |                |                   |Plan           |
--------------|----------------|-------------------|---------------|
 5.00         |  20,500        |      D            |               |
--------------|----------------|-------------------|---------------|
 5.00         |   2,500        |      I            |Self-Trustee,  |
              |                |                   |RFH Retirement |
              |                |                   |Plan           |
--------------|----------------|-------------------|---------------|
 1.00         |  33,000        |      D            |               |
--------------|----------------|-------------------|---------------|
  .45         |  33,333        |      D            |               |
--------------|----------------|-------------------|---------------|
  .65         |  15,384        |      D            |               |
--------------|----------------|-------------------|---------------|
 1.375        |   4,000        |      D            |               |
--------------|----------------|-------------------|---------------|
  .60         |  10,000        |      D            |               |
--------------|----------------|-------------------|---------------

Explanation of Responses:

                                                                         /s/ Ronald F. Hanson                        1/22/01
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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